GKN AEROSPACE TRANSPARENCY SYSTEMS TO EXHIBIT
SPD-SMART ARMORED WINDOW AT AUSA 2011

October 10, 2011. WOODBURY, New York – Research Frontiers (Nasdaq: REFR) licensee GKN Aerospace Transparency Systems, Inc. will exhibit (booth #8131) an SPD-Smart™ armored window at the AUSA 2011 Annual Meeting & Exhibition being held October 10-12, 2011 at the Walter E. Washington Convention Center, in Washington, D.C.

GKN Aerospace Transparency Systems’ SPD-Smart armored window was developed under a program funded by the United States Department of Defense Combating Terrorism Technical Support Office – Technical Support Working Group (CTTSO-TSWG). Mike Beck, CEO GKN Propulsion Systems & Special Products, comments: “This joint development program with CTTSO-TSWG is yet another example of GKN’s technological leadership relative to the development of transparent armor solutions and how our resulting product capabilities, coupled with SPD-Smart technology, enhances the safety and security of our military personnel deployed in combat situations. In addition, the technology has potential applications for GKN’s aircraft transparency business”. The SPD-Smart window has been proven durable to armored passenger vehicle lifecycle parameters under this program, which, in addition to performance tests relating to security and level of ballistic protection, also included durability tests related to temperature, humidity, and vibration.

SPD-Smart windows, doors, partitions and other products offer enhanced security benefits over conventional armored glass systems. Utilizing laminated glazings, SPD-Smart products are offered in bullet-resistant and blast-resistant fabrications that offer high levels of protection to vehicles and buildings, and their occupants. In addition, the distinctive features of SPD-Smart products – very dark tints (in excess of 99.5% light blockage), fast switching speed, highly light-transmissive clear states – give users on-demand capability to block or preserve views as required. This is ideal in situations where, for example, a public figure wishes to be seen in a vehicle or building only at certain times and not under security-compromising conditions that require a window to be lowered or opened to permit such viewing. Likewise, SPD-Smart products can be pre-programmed to automatically adjust their light transmission to any level desired. As an example, if a vehicle or building were under attack, the SPD-Smart glazings could auto-default to a dark state to inhibit views into a vehicle or building’s interior.

AUSA 2011 is sponsored by the Association of the United States Army which works to support all aspects of national security while advancing the interests of America's Army and the men and women who serve. More information about AUSA 2011 is available from the event website.

SPD-SmartGlass™ is the world's fastest-switching variably tintable dynamic glazing technology. It is the only dimmable window technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear. This provides exceptional control over solar energy while also adding to user comfort and protecting interiors. Available in both glass and lightweight polycarbonate substrates, SPD-Smart products – windows, sunroofs, skylights, doors, partitions and more – are laminated glazings that offer a distinctive combination of user well-being, energy efficiency and security. Controlled manually or automatically, they are available in custom sizes and fabrications for original equipment, new construction, replacement and retrofit projects.

To learn more, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries or to visit the Research Frontiers Design Center, please contact:

Research Frontiers Inc.
Gregory M. Sottile, Ph.D.
Director of Market Development
Info@SmartGlass.com
+1-516-364-1902